Exhibit 99.1

New York Community Bancorp, Inc. Announces Results of Its Offer to Exchange Its Common Shares for Its Bifurcated Option Note Unit SecuritiesSM

WESTBURY, N.Y.--(BUSINESS WIRE)--August 26, 2009--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the results of its offer (the “Exchange Offer”) to exchange shares of its common stock for its Bifurcated Option Note Unit SecuritiESSM (the “BONUSES units”) (NYSE: NYB.PrU). The Exchange Offer expired at 11:59 p.m. on August 25, 2009.

According to information provided by BNY Mellon Shareowner Services, the exchange agent, a total of 1,393,063 BONUSES units were validly tendered, not withdrawn, and accepted in the Exchange Offer, representing 25.3% of the 5,498,544 BONUSES units outstanding at the expiration date.

In accordance with the terms of the Offer to Exchange, the Company will issue 3.4144 shares (the “Exchange Ratio”) of its common stock for each BONUSES unit that was tendered, not withdrawn, and accepted. The Exchange Ratio was determined by adding (i) 2.4953 common shares to (ii) 0.9191 common shares. The latter number was determined by dividing $10.00 by $10.88, the average of the daily volume-weighted average price of the Company’s common stock during the five consecutive trading days ending on August 21, 2009. As a result, the Company will issue approximately 4.76 million shares of its common stock under the terms of the Exchange Offer. Settlement of the shares is expected to occur on August 28, 2009.

Commenting on the Exchange Offer, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We appreciate the favorable response of our unitholders to this offer, and are pleased by the degree to which our tangible capital measures have been enhanced as a result. The exchange offer increased our ratio of tangible equity to tangible assets by 15 basis points to 5.74%, pro forma, and added $0.06 to our pro-forma tangible book value per share.(1) Furthermore, the elimination of 1,393,063 BONUSES units will reduce our interest expense by approximately $4.2 million per year.”

J.P. Morgan Securities Inc. acted as the Company’s sole financial advisor in connection with the Exchange Offer. They were not retained to, and did not, solicit acceptances of the Exchange Offer, nor did they make any recommendations to holders with respect thereto.

About the Company

With assets of $32.9 billion, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, with 177 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 17 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

(1) Although tangible stockholders’ equity, tangible assets, and tangible book value per share are not measures that are calculated in accordance with generally accepted accounting principles (“GAAP”), management uses these non-GAAP measures in its analysis of the Company’s performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations and, with respect to tangible stockholders’ equity, to pay dividends and to engage in various capital management strategies.

We calculate our tangible stockholders’ equity by subtracting from stockholders’ equity the sum of our goodwill and core deposit intangibles (“CDI”), and calculate our tangible assets by subtracting the same sum from our total assets. To calculate our ratio of tangible stockholders’ equity to tangible assets, we divide our tangible stockholders’ equity by our tangible assets. At June 30, 2009, we determined that our tangible stockholders’ equity equaled $1,697,648,000 by subtracting the sum of our goodwill and CDI at that date--$2,513,018,000--from stockholders’ equity of $4,210,666,000. We determined that our tangible assets at that date equaled $30,347,105,000 by subtracting the sum of our goodwill and CDI from total assets of $32,860,123,000.

To calculate our tangible book value per share, we divide our tangible stockholders’ equity (also defined as tangible book value) by the number of shares outstanding, less the number of unallocated ESOP shares, at the end of the period. At June 30, 2009, we determined that our tangible book value per share equaled $4.92 by dividing tangible stockholders’ equity of $1,697,648,000 by 344,742,899 shares.

Neither tangible stockholders’ equity, tangible assets, tangible book value per share, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, book value per share, or any other capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, tangible assets, tangible book value per share, and the related capital measures may differ from that of other companies reporting measures with similar names.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations